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                                                                     Exhibit 2.2

                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of April 30, 1999 is entered into by and between American Real Estate Investment Corporation, a Maryland corporation (the "Company"), and Keystone Property Trust, a Maryland statutory real estate investment trust (the "Trust").

      WHEREAS, the respective Boards of Directors of the Company and the Trust have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have approved upon the terms and subject to the conditions set forth in this Agreement, the merger of the Company with and into the Trust (the "Merger") with the Trust being the surviving entity in the Merger.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trust agree as follows:

                                    ARTICLE I
                                   THE MERGER

      SECTION 1.01. SURVIVING ENTITY. In accordance with the provisions of this Agreement and Section 3-114 of Maryland General Corporation Law, at the Effective Time (as defined below), the Company shall be merged with and into the Trust, and the Trust shall be the surviving entity in the Merger (the "Surviving Entity"). At the Effective Time, the separate existence of the Company shall cease.

      SECTION 1.02. DECLARATION OF TRUST. The Declaration of Trust of the Trust as in effect immediately prior to the Effective Time shall be the Declaration of Trust of the Surviving Entity from and after the Effective Time, until thereafter amended as provided by law or in such Declaration of Trust.

      SECTION 1.03. BY-LAWS. The By-laws of the Trust as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Entity from and after the Effective Time, until thereafter amended or repealed as provided by law.

      SECTION 1.04. THE TRUSTEES. The directors of the Company immediately prior to the Effective Time shall be the Trustees of the Surviving Entity from and after the Effective Time and shall hold office until their respective successors are duly elected or appointed and qualified in the manner provided in the Declaration of Trust and By-laws of the Surviving Entity, or as otherwise provided by law.

      SECTION 1.05. OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Entity from and after the Effective Time and shall hold office until their respective successors are duly elected or appointed and qualified in the manner provided in the Declaration of Trust and By-laws of the Surviving Entity, or as otherwise provided by law.

      SECTION 1.06. EFFECTIVE TIME. Articles of Merger containing the provisions required in Section 3-109 of the Maryland General Corporation Law shall be duly prepared and executed by the Company and the Trust, and thereafter delivered to the State Department of Assessments and Taxation of the State of Maryland (the "Secretary of State") for filing, as provided in Sections 3-107 and 8-501.1 of the Maryland General Corporation Law. The Merger shall become effective at the time of acceptance for record of the Articles of Merger with the Secretary of State in accordance with the provisions of Sections 3-107 and 8-501.1 of the Maryland General Corporation Law (the "Effective Time").

      SECTION 1.07. ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Entity determines that any deeds, bills of sale, assignments, assurances or any other acts or things are necessary or desirable
(a) to vest, perfect or confirm, of record or otherwise, in the Surviving Entity, its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Entity and its proper officers and directors shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of the Company, all such other acts and things necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under such rights, properties or assets in the Surviving Entity or otherwise to carry out the purposes of this Agreement.

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                                   ARTICLE II
                              CONVERSION OF SHARES

      SECTION 2.01 COMPANY COMMON STOCK AND PREFERRED STOCK. Each share of common stock, par value $0.001 per share of the Company (the "Company Common Stock"), and each share of Series A Convertible Preferred Stock, par value $0.001 per share of the Company (the "Company Preferred Stock"), actually issued and outstanding at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, (A) in the case of Company Common Stock, be converted into one validly issued, fully paid and non-assessable share of the common stock, par value $0.001 per share, of the Trust (the "Trust Common Stock") and (B) in the case of Company Preferred Stock, be converted into one validly issued, fully paid and non-assessable share of Series A Convertible Preferred Stock, par value $0.001 per share, of the Trust (the "Trust Preferred Stock"). Certificates representing shares of Company Common Stock and Company Preferred Stock before the Merger will represent the Trust Common Stock and the Trust Preferred Stock, respectively, after the Merger and it will not be necessary for stockholders of the Company to surrender or exchange their existing stock certificates for new stock certificates.

      SECTION 2.02 CANCELLATION OF TREASURY STOCK AND COMPANY COMMON STOCK OWNED BY THE COMPANY. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by any wholly-owned Subsidiary (as defined below) of the Company shall be cancelled and retired and shall cease to exist and no stock of the Trust or other consideration shall be delivered in exchange therefor. As used in this Agreement, "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

      SECTION 2.03 OPTIONS AND WARRANTS. Each option or warrant to purchase a share of Company Common Stock (a "Company Stock Option") which is outstanding immediately prior to the Effective Time shall be converted into an option or warrant to purchase a share of Trust Common Stock (a "Trust Stock Option"). Each Trust Stock Option and the obligation to issue shares of Trust Common Stock upon exercise of such Trust Stock Option shall be assumed by the Trust effective as of the Effective Time. Fractional shares shall not be issued upon the exercise of Trust Stock Options. Each Trust Stock Option shall otherwise be exercisable upon the same terms and conditions as set forth in the option agreement respecting the Company Stock Option converted into such Trust Stock Option.

                                   ARTICLE III
                                  MISCELLANEOUS

      SECTION 3.01. TERMINATION. This Agreement may be terminated and abandoned by action of the Board of Directors of each of American and the Trust at any time prior to the Effective Time, whether before or after approval by the stockholders of American and the Trust.

      SECTION 3.02. APPROVAL OF STOCKHOLDERS. The respective obligation of each party to effect the Merger is subject to adoption by the requisite vote of the stockholders of each of the Company and the Trust pursuant of Section 3-105 and 8-501.1 of the Maryland General Corporation Law.


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      IN WITNESS WHEREOF, each of American and the Trust has executed this
Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the day and year first above written.


                                AMERICAN REAL ESTATE
                                INVESTMENT CORPORATION

                                By:  /s/ TIMOTHY A. PETERSON
                                     -----------------------------------------
                                     Name:  Timothy A. Peterson
                                     Title:  Senior Vice President


                                KEYSTONE PROPERTY TRUST

                                By:  /s/ TIMOTHY A. PETERSON
                                     -----------------------------------------
                                     Name:  Timothy A. Peterson
                                     Title:  Executive Vice President


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